Exhibit 99.3

Management’s Discussion and Analysis of Financial Condition and Results of Operations

In this section, unless otherwise specified, the terms “we,” “our,” “us,” “Company” and “Roadzen” refer to Roadzen, Inc. and its consolidated subsidiaries.

You should read the following discussion and analysis of our financial condition and results of operations with our unaudited consolidated financial statements for the three months ended June 30, 2023 and 2022 (the “Interim Financial Statements”), together with the related notes thereto, included in Exhibit 99.1 to this Current Report on Form 8-K (this “Report”), and our audited consolidated financial statements as of and for the fiscal year ended March 31, 2023 included in our definitive proxy statement and final prospectus, dated August 14, 2023 (the “Proxy Statement/Prospectus”). The discussion and the analysis should also be read together with the information set forth in the section titled “Information about Roadzen” beginning on page 153 of the Proxy Statement/Prospectus. The following discussion contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” or in other parts of this Report. Our historical results are not necessarily indicative of the results that may be expected for any period in the future. All dollar amounts are expressed in thousands of United States dollars (“$”), unless otherwise indicated.

Capitalized terms used in this section, but not otherwise defined, have the meanings ascribed to them in the Proxy Statement/Prospectus.

Overview

Roadzen is a leading insurtech company on a mission to transform global auto insurance powered by advanced AI. At the heart of our mission is our commitment to create transparency, efficiency, and a seamless experience for the millions of end customers who use our products through our insurer, OEM, and fleet (such as trucking, delivery, and commercial fleets) partners. We seek to accomplish this by combining computer vision, telematics and AI with continually updated data sources to provide a more efficient, effective and informed way of building auto insurance products, assessing damages, processing claims and improving driver safety. Insurers and other partners of Roadzen across the world use Roadzen’s technology to launch new auto insurance products, manage risk better and resolve claims faster. These products are built with dynamic underwriting capabilities, API-led distribution and real-time claims processing.

Roadzen has built a pioneering technology platform that uses telematics, computer vision and data science to spearhead innovation across the insurance value chain, namely underwriting, distribution, claims and road safety. We call it the Roadzen “Insurance as a Service” (“IaaS”) platform. Our business generates commission-based revenue as an insurance broker focused on embedded and B2B2C (Business-to-Business-to-Customer) insurance distribution, and fee-based revenue as a provider of innovative cloud, mobile, AI-based telematics applications for the auto insurance economy.

Roadzen has clients within the following ecosystems:

•	Insurance — including insurance companies, reinsurers, agents, brokers;

•	Automotive — including carmakers, dealerships, online-to-offline car sales platforms;

•	Fleets — including small and medium fleets, taxi fleets, ridesharing platforms, commercial and corporate fleets; and

•	Other distribution channels such as financial services companies providing auto loans and telematics companies.

Our operations are global, and our partners consists of market-leading insurers and OEMs, including AXA, Société Générale and others.

We have received global recognition, having recently won two awards at the prestigious 2022 Global Artificial Intelligence Summit & Awards for the “Best Use of AI in Mobility” and “Best Use of AI in Insurance” categories held by the Ministry of Electronics and Information Technology and All India Council for Robotics & Automation (AICRA). In October 2021, Roadzen was recognized by Forbes Magazine as a Top 10 AI company and, in 2022, Roadzen was awarded AI Startup of the Year in 2022 by Financial Express (India). These awards are an acknowledgement of our customer impact and technological superiority.

Our Business Model

Roadzen has two principal models for generating revenue: 1) Platform Sales of our IaaS platform and 2) Brokerage Commission and Fees. We follow a capital-light business model, meaning that we do not underwrite any risk ourselves or carry it on our balance sheet for either source of revenue.

1.	Platform Sales:

Roadzen provides an IaaS platform addressed towards insurance for mobility. The IaaS platform has a suite of products that work cohesively to address the auto insurance value chain. Roadzen sells its IaaS platform to insurers, car manufacturers, and fleet companies to deliver services for their respective insured customers. Our deep understanding of the insurance industry has enabled us to develop a unified suite of modules and products that is tailored to address the key challenges faced in auto insurance. Our solution suite includes several products that support the insurance lifecycle, such as:

•	Via: enables fleets, carmakers and insurers to inspect a vehicle using computer vision;

•	xClaim: enables digital, touchless and real-time resolution of claims from first notice of loss (“FNOL”) through payment using telematics and computer vision;

•	StrandD: enables digital, real-time dispatch and tracking for RSA and FNOL during accident claims; and

•	Good Driving: enables insurers and fleets to recognize their best drivers, train poor drivers and build UBI programs.

Our technology revolutionizes the customer experience by helping customers obtain a policy within seconds and process a claim estimate within minutes in comparison with existing processes that can take weeks. Roadzen’s revenue derived from platform sales is usage-based, meaning we get paid on a per-vehicle or per-use basis.

Sales of Roadzen’s IaaS platform represented approximately 80.78% of revenues for the three months ended June 30, 2023.

2.	Brokerage Commission and Fees:

Roadzen acts as an insurance broker utilizing its technology to sell insurance through our embedded and business-to-business-to-consumer (“B2B2C”) distribution model. The policies are sold by insurance intermediaries such as agents and through captive distributors such as dealerships, fleets and used car platforms. Our B2B2C channel partners choose us for a variety of reasons — for the ease of integrating our technology through APIs into their ecosystem, for a seamless, fully digital customer experience from obtaining a policy to submitting a claim, and for integrations with a large number of insurance companies who sell their policies through our platform to give the users a handful of policy options. Lastly, we can provide a superior customer experience by bundling telematics for road safety, RSA and claims management to the customer — a customer experience that is unrivaled by other traditional brokers. Roadzen’s revenues are based on commissions and other fees that are paid by our insurance carriers as a percentage of the GWP underwritten for each policy. Roadzen’s brokerage solutions accounted for 19.22% of revenue for the three months ended June 30, 2023.

Factors Affecting Our Performance

Our financial condition and results of operations have been, and will likely continue to be, affected by a number of factors, including the following:

Investment in Core Technology and AI

We continue to develop and invest in our technology platform to drive scalability and build innovative products. We believe our significant proprietary investments into our data pipelines, training, model development and our core technology platform are key advantages that allow us to stay ahead of competition, support our growth into global markets and improve operating margins.

Investment in Sales and Marketing

Our sales and marketing efforts are a key component of our growth strategy. Our investments in this area have enabled us to build and sustain our customer base while creating long-term customer relationships. Our sales efforts are materially dependent on our three different channels: (1) strategic sales to insurers and car companies; (2) sales to small-and-medium fleet owners; and (3) brokerage sales driven by such as agents, captive distribution channels and reinsurance partnerships. We plan to continue investing in these each of these channels of growth including hiring sales personnel, event marketing and global travel.

Investments in Innovation for Future Growth

The world of mobility is changing rapidly due to advances in connected, electric, and autonomous vehicles. We believe this presents an exciting and large opportunity to build insurance for this evolving environment. For this reason, our performance will be impacted by our ability to continuously innovate our underwriting algorithms, internalize new data sources and technologies such as ADAS and video telematics for accident prevention, and invest in partnerships with carmakers for their insurance offerings and for selling insurance into fleets.

Acquiring New Customers

Our long-term growth will depend on our continued ability to attract new customers to our platform. We intend to continue to drive customers to our platform by expanding our B2B2C model through different avenues:

•

In addition to our existing geographic and product footprint, we aim to grow by expanding into new markets across our target geographies, leveraging our technology platform to increase our speed to market.

•

Our future performance is dependent on our ability to acquire new customers by consistently offering them cutting edge technology at the intersection of mobility and insurance — a capability that traditional insurance carriers and other insurance intermediaries have struggled to provide. As our clients look to digitize and capture a greater part of the insurance value chain, our technology is the differentiator for them to choose Roadzen as a partner.

Expanding Sales Within Our Existing Customer Base

A central part of our strategy is expanding solutions adoption across our existing customer base. We have developed long-term relationships with our customers and have a proven track record of successfully cross- selling product offerings. We have the opportunity to realize incremental value by selling additional functionality to customers that do not currently utilize our full solution portfolio from our platform. As we innovate and bring new technology and solutions to market, we also have the opportunity to realize incremental growth by selling new products to our existing customer base.

Our ability to expand sales within our customer base will depend on a number of factors, including our customers’ satisfaction, pricing, competition, and changes in our customers’ spending levels. Roadzen’s customers include leading insurers and car companies that have a global presence and are spending millions of dollars on digitizing their insurance offerings. We believe that successful integration in one geography may open up opportunities within other geographies. Roadzen has shown the ability to expand contracts from low ticket size in India to higher ticket size in global markets. We have a significant focus on maximizing the lifetime value of our customer relationships, and we continue to make significant investments in order to grow our customer base.

As of June 30, 2022, we had customer agreements with 20 insurers (including carriers, self-insurers and other entities processing insurance claims), nine automotive clients, and approximately 2,000 agent and fleet customers. As of June 30, 2022, our insurer clients made up less than 1% of the total number of clients, but approximately 69% of our enterprise client base (i.e., 20 of the 29 total insurers and automotive clients).

As of June 30, 2023, we have customer agreements with 26 insurers (including carriers, self-insurers and other entities processing insurance claims), 33 automotive clients, and approximately 2,000 agent and fleet customers. Roadzen’s insurer clients make up less than 2% of Roadzen’s total number of clients, but approximately 53% of Roadzen’s enterprise client base (i.e., 26 of the 59 total insurers and automotive clients).

Our revenue is dependent on clients in the automotive insurance industry, OEMs, and automotive fleets, and historically, a relatively small number of clients have accounted for a significant portion of our revenue (see the section titled “Information about Roadzen – Our Customers” in our Proxy Statement/Prospectus).

Strength of the Auto Insurance Market

We generate a majority of our revenues through commissions and fees which are a reflection of the total insurance policy premium. Roadzen derived 19.22% of revenue from its brokerage solutions and 80.78% from its platform sales of its IaaS platform for the three months ended June 30, 2023. A softening of the insurance market characterized by a period of declining premium rates due to competition or regulation could negatively impact our profitability.

Our Regulatory Environment

Our insurance broking business is subject to various laws and regulations and our inability to comply with them may adversely affect our business, results of operations, and reputation.

Our subsidiary in India received a certificate of registration to act as a direct insurance broker (life and general) under the Insurance Brokers Regulations of India. Accordingly, we are subject to certain laws, regulations and licensing requirements. Insurance brokers operating in India are required to comply with various regulatory requirements, including stipulations that: (i) the principal officer and broker qualified persons of an insurance broker must undergo training and pass the relevant examinations specified by the Insurance Regulatory and Development Authority of India (the “IRDAI”); (ii) the principal officer, directors, shareholders and key management personnel must fulfil the “fit and proper” criteria specified under the Insurance Brokers Regulations; (iii) insurance brokers may not undertake multi-level marketing for solicitation and procuring of insurance products; (iv) insurance brokers may not offer any rebate or any other inducement to a client; (v) insurance brokers must conduct their business in compliance with the code of conduct specified under the Insurance Brokers Regulations; and (vi) insure brokers must ensure that not more than 50% of their remuneration emanates from one client in a financial year. The IRDAI may undertake inspection of the premises of an insurance broker to ascertain how activities are carried on, and inspect their books of accounts, records and documents. The Insurance Brokers Regulations specify certain approval and reporting requirements to be adhered to by the insurance brokers from time to time, as applicable. We would be subject to fines and penalties if we fail to comply with the Insurance Brokers Regulations. We derive revenues primarily from commissions and other fees paid by insurance carriers whose insurance products our customers purchase.

The commissions that we can charge to our insurer partners are based on charges set forth under the IRDAI (Payment of Commission or Remuneration or Reward to Insurance Agents and Insurance Intermediaries) Regulations, 2016 (“IRDAI Commissions Regulations”). The IRDAI (Minimum Information Required for Investigation and Inspection) Regulations, 2020 (“Minimum Information Regulations”), effective from May 23, 2021, are applicable to all insurers and insurance intermediaries in relation to purposes of investigation and inspection by the IRDAI.

Inter-related companies within the group are subject to a stringent regulatory framework that affects the flexibility of our operations and increases compliance costs, and any regulatory action against us and our employees may result in penalties and/or sanctions that could have an adverse effect on our business, prospects, financial condition and results of operations.

The regulatory and policy environment in which we operate is evolving and is subject to change. The government of India (“GoI”) may implement new laws or other regulations and policies that could affect the fintech industry, which could lead to new compliance requirements, including requiring us to obtain approvals and licenses from the GoI and other regulatory bodies, or impose onerous requirements. New compliance requirements could increase our costs or otherwise adversely affect our business, financial condition and results of operations.

Our Ability to Manage Risk with Data and Technology

Our operations are highly dependent on the reliability, availability, and security of our technology platform and data. Our operations rely on the secure processing and storage of confidential information, including our information systems and networks and those of our third-party service providers. Disruptions in the technology platform, systems and control failures, security breaches, or inadvertent disclosure of user data could result in legal exposure, harm our reputation and brand, and ultimately affect our ability to attract and retain customers. Although we have implemented administrative and technical controls and have taken protective actions to reduce risk, such measures may be insufficient to prevent unauthorized and malicious attacks. As our technology- enabled platform is reliant on data from external parties, such attacks or disruption in our data sources can impact our ability to operate effectively and result in damage to our reputation and results.

Components of Results of Operations

Revenue

We provide access to our IaaS solutions through contractual agreements with our customers, whereby the customer receives one or a bundle of our solutions, which can include inspection, claims management, RSA, and/ or telematics offerings. The average contract length for our IaaS customers is approximately three (3) years. Our client pays us on a fixed fee per-incident or per-vehicle. Our brokerage revenues are based on commissions and fees that we receive from our insurance partners for selling their policies to customers as well as providing other client services such as claims management. Our commissions and fees are calculated as a percentage of the GWP underwritten for each policy.

Cost of Services

The cost of services for distribution business includes commissions paid to the point-of-sale person, cost of employees and other direct expenses related to facilities.

For our IaaS platform, cost of services primarily consists of direct costs involved in delivering the services to the customers, including external provider cost for inspections and RSA, as well as additional costs such as employee benefit expenses. Costs forming part of cost of revenue are recognized as incurred.

Research and Development

Research and development costs consist primarily of employee-related costs, including salaries, employee benefits and other expenses. It also includes the cost of annotating data pipelines for AI, the cost of building and maintaining our own AI servers for training and the cloud costs for production deployments. We continue to focus our research and development efforts on adding new features and products.

Sales and Marketing

Sales and marketing expenses primarily include expenditures related to advertising, channel partner incentives, media, promotional and bundling costs, brand awareness activities, business development, corporate partnerships and allocated overhead costs. These expenses are a reflection of our efforts to expand our market reach for distributing insurance policies. Sales and marketing expenses also consist of employee-related costs directly associated with our sales and marketing activities, including salaries and employee benefits.

We plan to continue to invest in sales and marketing to grow our customer base and increase the awareness of end customers about our products. As a result, we expect our sales and marketing expenses to increase in absolute dollars for the foreseeable future. While we expect our sales and marketing expenses to decrease as a percentage of our revenue over the long term, our sales and marketing expenses may fluctuate as a percentage of our revenue from period to period due to the timing and extent of these expenses.

General and Administrative

General and administrative expenses consist of employee-related costs for executive, finance, legal, human resources, IT, and facilities personnel, including salaries, employee benefits, professional fees for external legal, accounting, and other consulting services, and allocated overhead costs.

We expect our general and administrative expenses to continue to increase in absolute dollars for the foreseeable future to support our growth as well as due to additional costs associated with legal, accounting, compliance, insurance, investor relations, and other costs as we become a public company. While we expect our general and administrative expenses to decrease as a percentage of our revenue over the long term, our general and administrative expenses may fluctuate as a percentage of our revenue from period to period due to the timing and extent of these expenses.

Depreciation and Amortization

Depreciation and amortization reflects the recognition of the cost of our tangible and intangible assets over their useful life. Depreciation expenses relate to equipment, hardware and purchased software. Amortization relates to investments related to recent acquisitions, internal software development and investments made in intellectual property development. Depreciation and amortization are expected to increase slightly in dollar amount over time but will likely decrease as a percentage of revenue as investments in platform technology reach scale.

Fair Value Changes in Financial Instruments Carried at Fair Value

Our outstanding convertible notes and warrants are financial liabilities measured at fair value with fair value changes recognized in profit or loss. We carry out a periodic fair valuation exercise and recognize the increase or decrease in the carrying values of these financial instruments in our Consolidated Statements of Operations. Such fair value changes are primarily driven by changes in our equity value, risk free interest rates and credit risk premia.

Impairment of goodwill and intangibles with definite life

Impairment of goodwill and intangibles can arise from various factors, including economic fluctuations, industry changes, technological advancements, and evolving customer preferences. When the carrying value of these assets exceeds their recoverable amount, impairment occurs, leading to a decrease in reported value on our financial statements. Recognizing and addressing impairment in a timely and effective manner is essential. Regular assessments and impairment tests are necessary to identify potential impairments and determine the recoverable amount of these assets.

Income Tax Expense/(Benefit)

Income tax expense/(benefit) consists primarily of income taxes in certain foreign and state jurisdictions in which we conduct business. We maintain a full valuation allowance against our U.S. and certain foreign jurisdictions’ deferred tax assets because we have concluded that it is more likely than not that the deferred tax assets will not be realized.

Results of Operations

Comparison of the Three Months Ended June 30, 2023 and June 30, 2022

	For the three months ended June 30,		Change Amount	%
	2023	2022
Revenue	5,610,910	2,630,171	2,980,739	113%

Costs and expenses:
Cost of services (exclusive of depreciation and amortization (which are shown separately)	2,490,094	1,540,671	949,423	62%
Sales and marketing	3,467,056	1,934,270	1,532,786	79%
Research and development	573,300	621,464	(48,164)	-8%
General and administrative	2,601,983	456,863	2,145,120	470%
Depreciation and amortization	367,538	402,839	(35,301)	-9%

Total costs and expenses	9,499,971	4,956,107	4,543,864	92%

Loss from operations	(3,889,061)	(2,325,936)	(1,563,125)	67%

Interest expense	(217,954)	(52,922)	(165,032)	312%
Fair value changes in financial instruments carried at fair value	—	(350,160)	350,160	-100%
Other income/(expense) net	62,430	109,537	(47,107)	-43%

Loss before income tax expense	(4,044,585)	(2,619,481)	(1,425,104)	54%

Less: provision for income taxes	22,411	(1,439)	23,850	-1657%

Net Loss	(4,066,996)	(2,618,042)	(1,448,954)	55%

Revenue

Revenue increased by $2.9 million, or 113%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022, primarily due to an increase in our IaaS platform revenue. On June 6, 2023, we consummated our acquisition of National Automobile Club (“NAC”), which added $1.2 million to our IaaS platform revenue.

Revenue from Platform Sales increased by $3.7 million, or 426%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022, primarily due to our acquisition of NAC, new client contracts and increased penetration of existing clients. Roadzen had 42 customers on its platform on June 30, 2023 compared to 32 customers on June 30, 2022.

Revenue from Brokerage decreased by $0.7 million, or 39%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022, primarily due to shifting our focus more towards generating IaaS platform revenue. Roadzen sold 27,168 policies for a total GWP of approximately $3.54 million for the three months ended June 30, 2023 as compared to 37,718 policies for a total GWP of approximately $4.40 million for the three months ended June 30, 2022.

Cost of Services

Cost of services increased by $0.9 million, or 62%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022, primarily due to $1.07 million of cost of services attributable from NAC.

Sales and Marketing

Sales and marketing expenses increased by $1.5 million, or 79%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022, primarily due to a $1.4 million or 106% increase in marketing expenses resulting from the new businesses acquired during the three months ended June 30, 2023, as we expanded our advertising efforts. The platform services entities contributed 55% of our sales and marketing costs for the three months ended June 30, 2023, compared to 12% for the three months ended June 30, 2022, which resulted in an increase in revenue of 426%.

Research and Development

Research and development expenses decreased by $0.048 million, or 8%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022.

General and Administrative

General and administrative expense increased by $2.14 million, or 470%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022, primarily due to an increase of $0.75 million with respect to Roadzen’s private placement and other corporate matters, $0.5 million with respect to business combination related costs, $0.25 million with respect to professional consultant fees and $0.28 million in finance related costs.

Depreciation and Amortization

Depreciation and amortization decreased by $0.04 million, or 9%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022.

Interest Income (Expense)

Interest expense increased by $0.16 million primarily due to an increase in borrowings from banks and related parties and the issuance of non-convertible debentures.

Other Income (Expense) and Fair Value Changes in Financial Instruments Carried at Fair Value

Loss on fair valuation changes decreased by $0.3 million, or 143%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022. This was primarily due to the fair valuation losses of $0.35 million on preferred share warrants and convertible notes incurred during the three months ended June 30, 2022.

Non-GAAP Financial Measures

Adjusted Earnings Before Interest, Tax, Depreciation and Amortization (“Adjusted EBITDA”) is a non-GAAP financial measure which excludes the impact of finance costs, taxes and depreciation and amortization from reported net profit or loss. Adjusted EBITDA aids investors by providing an operating profit/ loss without the impact of non-cash depreciation and amortization to help clarify sustainability and trends affecting the business. For comparability of reporting, management considers non-GAAP measures in conjunction with GAAP financial results in evaluating business performance. Adjusted EBITDA should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

The following table reconciles our net loss reported in accordance with GAAP to Adjusted EBITDA:

	For the Three Months Ended June 30, 2023	For the Three Months Ended June 30, 2022
Net loss	(4,066,996)	(2,618,042)
Adjusted for:
Other (income)/expense	(62,430)	(109,537)
Interest expense	217,954	52,922
Fair value changes in financial instruments carried at fair value(1)	—	350,160
Tax (benefit)/expense	22,411	(1,439)
Depreciation and amortization	367,538	402,839
Non-recurring expenses	1,819,746	—
Adjusted EBITDA	(1,701,777)	(1,923,097)

(1)

Fair value changes in financial instruments are considered to be financing costs as they relate to convertible notes and liability-classified preferred stock warrants previously issued in financing transactions. These changes are non-cash, as the Company does not have an unconditional obligation to settle the convertible notes and preferred stock warrants in cash. These changes in fair value are affected by the Company’s own share price as these are settleable/convertible into Company’s preferred stock.

Limitations and Reconciliations of Non-GAAP Financial Measures

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as substitutes for financial information presented under GAAP. There are a number of limitations related to the use of non-GAAP financial measures versus comparable financial measures determined under GAAP. For example, other companies in our industry may calculate these non-GAAP financial measures differently or may use other measures to evaluate their performance. These limitations could reduce the usefulness of these non-GAAP financial measures as analytical tools. Investors are encouraged to review the related GAAP financial measures and the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures and to not rely on any single financial measure to evaluate our business.

Liquidity and Capital Resources

Since our founding, we have financed our operations primarily through the issue of convertible instruments and payments received from our customers. As of June 30, 2023, we have raised an aggregate of $37.8 million, net of issuance costs, through the issuance of preferred stock. We have generated significant operating losses from our operations as reflected in our accumulated deficit of $(55.59) million and $(51.52) million as of June 30, 2023, and March 31, 2023, respectively. We expect to continue to incur operating losses and generate negative cash flows from operations for the foreseeable future due to the investments we intend to make in our business, and as a result, we may require additional capital resources to execute our strategic initiatives to grow our business.

As of June 30, 2023 and March 31, 2023, our principal sources of liquidity were cash and cash equivalents of $18.67 million and $0.59 million, respectively. As of June 30, 2023 and March 31, 2023, cash and cash equivalents consisted of cash on deposit with banks as well as highly liquid investments with an original maturity of three months or less, when purchased.

Our future capital requirements will depend on many factors, including, but not limited to, our growth, our ability to attract and retain customers, the continued market acceptance of our solutions, the timing and extent of spending to support our efforts to develop our platform, and the expansion of sales and marketing activities. Further, we may in the future enter into arrangements to acquire or invest in businesses, products, services and technologies. We may be required to seek additional equity or debt financing. In the event that additional financing is required, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, financial condition and results of operations could be adversely affected.

Cash Flows

The following table shows a summary of our cash flows for the periods presented:

	For the Three Months Ended June 30,		Change Amount
	2023	2022
Cash flow from operating activities:
Net loss including non-controlling interest:	(4,066,997)	(2,618,042)	(1,448,955)
Adjustments for cash flow from operations	320,168	(72,428)	392,596
Changes in working capital	804,248	42,307	846,555
Direct taxes paid	19,362	(53,430)	72,792
Net cash from operating activities	(2,923,219)	(2,786,207)	(137,013)
Cash flow from investing activities:
Purchase of property, plant and equipment	204,329	(667,620)	871,949
Sale of property, plant and equipment	—	—	—
Acquisition for business	(2,720,000)	—	(2,720,000)
Net Cash used in investing activities	(2,515,671)	(667,620)	(1,848,051)
Cash flow from financing activities:
Proceeds from issue of preferred stock	4,445,067	—	4,445,067
Proceeds from exercise of preferred stock warrant	—	—	—
Proceeds from long-term borrowings	26,62,590	4,574,968	(1,912,378)
Repayment of long-term borrowings	(29,622)	(41,203)	11,581
Net proceeds/(payments) from short-term borrowings	5,298,782	(126,907)	5,425,689
Net cash generated from financing activities	12,376,777	4,406,858	7,969,919

Operating Activities

Our largest source of cash provided by operations is payments received from our customers.

Our primary uses of cash from operating activities include employee-related expenses, sales and marketing expenses, third-party cloud infrastructure expenses and other overhead costs.

Cash used in operating activities was $(2.9) million for the three months ended June 30, 2023, compared to $(2.8) million for the three months ended June 30, 2022. This consisted of a net loss of $(4.1) million,net cash inflows of $0.8 million provided by changes in our operating assets and liabilities, and non-cash charge add-backs of $0.4 million. The non-cash charges were primarily comprised of depreciation and amortization of $0.3 million.

Net cash used in operating activities increased from $2.8 million for the three months ended June 30, 2022 to $2.9 million for the three months ended June 30, 2023 primarily due to the net effect of an increase in cash received from revenues.

Investing Activities

Cash used in investing activities was $(2.5) million for the three months ended June 30, 2023, which primarily consisted of capital expenditures and acquisition of business.

Cash used in investing activities was $(0.7) million for the three months ended June 30, 2022, which primarily consisted of capital expenditures for additional office facilities.

Financing Activities

We have generated negative cash flows from operations since our inception and have supplemented working capital through net proceeds from the sale of convertible debt and preferred equity securities. Cash provided by financing activities was $12.3 million for the three months ended June 30, 2023, which primarily consisted of $4.4 million of proceeds from the issuance of preferred stock and $7.9 million of loans from banks and other parties.

Cash provided by financing activities was $4.4 million for the three months ended June 30, 2022, which primarily consisted of loans from banks and other parties.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations as of June 30, 2023:

		Three Months Ended June 30, 2023
	Total	Less Than 1 year	1-3 Years	3-5 Years	After
Debt(1)	$13,649,337	$13,481,507	$167,830	$—	$—
Operating Leases(2)	1,001,844	511,814	288,635	148,725	52,670
Deferred Revenue	1,982,494	1,982,494	—	—	—
Accounts payable and accrued expenses	11,902,497	11,902,497	—	—	—

Total	$28,536,172	$27,878,312	$456,465	$148,725	$52,670

(1)	The amount of debt represents the carrying amount of borrowings (excluding interest) which the Company is obligated to repay in cash.
(2)

The Company leases office space under non-cancelable operating lease agreements, which expire on various dates through September 2028. The operating lease includes $180,627 of imputed interest due to the implementation of ASC-842.

Description of Indebtedness

	As of
	June 30, 2023	March 31, 2023
Long Term Borrowings
Convertible notes	$—	$—
Debentures	3,205,088	3,198,569
Loans from banks	278,202	307,228
Less: current portion of long-term borrowings	(3,315,460)	(2,852,528)

Total	$167,830	$653,269

Debentures

One of our material subsidiaries issued debentures with an aggregate principal amount of $3.86 million during the year ended March 31, 2023 with varying maturity dates between January 2024 and July 2024 and interest rates ranging from 19.25% to 20.00% per annum.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in connection with our business, which primarily relate to fluctuations in interest rates and foreign exchange risks.

Interest Rate Risk

Cash and loans

As of June 30, 2023, we had $19.22 million of cash and cash equivalents, including $0.5 million of non-current restricted cash, and $13.65 million of repayable debt in the form of loans from banks, nonbank financial companies, and other parties. Our cash and cash equivalents and loans are held for working capital purposes. As of June 30, 2023, we do not believe a hypothetical 10% increase or decrease in interest rates during any of the periods presented would have had a material impact on our consolidated financial statements.

Convertible Notes

As of June 30, 2023, we have no convertible notes outstanding.

Foreign Currency Exchange Risk

Transaction Exposure

Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. All our revenue is generated in local currencies. Our expenses are generally denominated in the currencies of the jurisdictions in which we conduct our operations, which are primarily in India and the U.S. Our results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. The effect of a hypothetical 10% change in foreign currency exchange rates applicable to our business would not have a material impact on our historical consolidated financial statements. To date, we have not engaged in any hedging strategies. As our international operations grow, we will continue to reassess our approach to manage our risk relating to fluctuations in currency rates.

Translation Exposure

We are also exposed to foreign exchange rate fluctuations as we translate the financial statements of our foreign subsidiaries into U.S. dollars. If there is a change in foreign currency exchange rates, the translating adjustments resulting from the conversion of our foreign subsidiaries’ financial statements into U.S. dollars would result in a gain or loss recorded as a component of accumulated other comprehensive loss which is part of stockholders’ equity.

Price Risk

We have invested in common stock of two private companies, Moonshot — Internet SAS and Daokang (Beijing) Data Science Company Ltd, which were accounted for under the measurement alternative. These investments are considered as long-term, strategic investments. Valuations of our equity investments in private companies are inherently more complex due to the lack of readily available market data. Volatility in the global economic climate and financial markets could result in a significant impairment charge relating to our non-marketable equity securities. Further, observable transactions at lower valuations could result in significant losses on our non-marketable equity securities.

Recent Developments

Acquisition of Global Insurance Management

On June 8, 2022, the Company entered into a share purchase agreement (the “GIM Purchase Agreement”) with AXA Partners Holding S.A. (“AXA”), pursuant to which the Company acquired Global Insurance Management Limited (“GIM”), a company incorporated and registered in England and Wales with company number 01394929, whose registered office is at 7th floor, Eaton House, Eaton Road, Station Square, Coventry, CV21 2FJ (“Global Insurance Management”), from AXA for a total purchase price of GBP 5 million (five million pounds, or approximately $6.29 million based on an exchange rate of GBP 1.00 = US $1.2587 as of June 8, 2022), subject to adjustment as set forth in the GIM Purchase Agreement. The acquisition of GIM closed on June 30, 2023, and the final purchase price was adjusted to $3,998,000.

GIM is a leading specialist MGA platform providing auto insurance, extended warranties, and claims management to insurers, car dealers, car companies, and fleets. GIM delivers services to customers globally through its contracts and a strategic partnership with AXA, leveraging its MGA licenses in the UK market and using third party licenses for others. GIM is headquartered in Coventry, U.K. Roadzen and AXA plan to continue their global strategic partnership post Roadzen’s acquisition of GIM.

GIM provides brokerage services to insurance companies, where it acts as a delegated authority of the insurance company to sell the insurer’s policies using its brokerage platform as well as to adjudicate and pay claims. GIM collects a percentage commission and an administrative fee of the GWP from the insurer/re-insurer during this process. GIM’s specialty insurance contracts typically have an average term of five (5) years. During the last two (2) fiscal years, GIM has generated most of its revenue from MGA fees and commissions.

Acquisition of National Automobile Club

On August 5, 2022, the Company entered into a securities purchase agreement (the “NAC Purchase Agreement”) with National Automobile Club, a California corporation (“NAC”), and National Automobile Club Employee Stock Ownership Trust, pursuant to which the Company acquired NAC from National Automobile Club Employee Stock Ownership Trust for a total purchase price of $1,750,000, subject to adjustment as set forth in the NAC Purchase Agreement. The acquisition of NAC closed on June 6, 2023, and the final purchase price was adjusted to $2,100,000.

NAC is a licensed auto club in California and a provider of claims management and 24/7 commercial roadside assistance in the U.S. NAC is focused on the commercial automotive industry and its network comprises of over 75,000 professional service providers, providing tow, transport and FNOL services. National Automobile Club’s customers include government enterprises, commercial fleets and insurers. NAC is headquartered in Burlingame, California.